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Exhibit 2.7

CONFIDENTIAL

December 6, 2002

CGI Group Inc.
1130 Sherbooke Street West
5th Floor
Montreal, Quebec H3A 2M8

Attention: Mr. André Imbeau
Executive Vice President and Chief Financial Officer

Dear Sir:

        We understand that CGI Group Inc. (the "Company" or "you") intends to make an offer (the "Offer") for all of the issued and outstanding common shares (the "Shares") of Cognicase Inc. (the "Target"), pursuant to an offer to purchase, offering circular, letter of acceptance and transmittal and notice of guaranteed delivery (which together with any other documents used in connection with the Offer are collectively referred to as the "Offering Documents").

        You have requested that CIBC World Markets Inc. ("CIBC World Markets") and Desjardins Securities Inc. ("Desjardins Securities") (collectively the "Dealer Managers", "we" or "us") act on your behalf as dealer managers to obtain acceptances of the Offer by the holders of Shares. By your acceptance of this letter (the "Agreement") you hereby appoint us on an exclusive basis and we agree to act as your dealer managers in connection with the Offer in Canada.

        In performing their respective obligations under this Agreement, the Dealer Managers shall be acting severally and not jointly. Neither Dealer Managers will be responsible or held liable for the actions or omissions of the other Dealer Manager.

        The Dealer Managers agree to form and manage a group consisting of members of the Investment Dealers' Association of Canada, including CIBC World Markets and Desjardins Securities (the "Soliciting Dealer Group"), for the purpose of soliciting acceptances of the Offer from holders of Shares in Canada. As dealer managers of the Soliciting Dealer Group, we will cause the members thereof to perform those services in connection with the Offer as are customarily performed by securities firms in connection with take-over bids and offers of like nature, including, but not limited to, using the reasonable efforts of the members to solicit the tender of Shares pursuant to the Offer.

        This Agreement is subject to the terms and conditions set out below.

        1.    Preparation of Offering Documents. You will complete the preparation of the necessary documents for the Offer including, without limitation, the Offering Documents and French language versions thereof for use in Quebec, and fulfil all legal requirements to enable the Offer to be made to the holders of Shares in accordance with the provisions of all applicable Canadian and U.S. Legislation and, if applicable, of the Canada Business Corporations Act, of the Toronto Stock Exchange and of the Nasdaq National Market (collectively, the "Legislation"). The Offer and the Offering Materials, as defined below, will be in form and substance satisfactory to us and to your counsel.

        2.    Delivery of Offering Documents. You will cause a copy of the Offering Documents to be mailed within two business days following the receipt of the shareholders list of Target to each holder of record of Shares as at the date of such list. You will, without charge, provide us with a duplicate list showing the names and addresses of the holders of Shares to whom the Offering Documents were mailed. In addition, you will, without charge and in such number and at such locations as we may specify, for our purpose and for the purposes of the Soliciting Dealer Group, provide us with such number of copies of the Offering Documents and other documents and materials filed or to be filed in connection with the Offer pursuant to the Legislation or otherwise with any federal, state or provincial governmental or regulatory authority (collectively, the "Offering Materials") as we may reasonably request. You hereby authorize us and the Soliciting Dealer Group to use the Offering Documents in connection with the Offer and our activities hereunder. All expenses incurred in connection with making the Offer, including costs of printing and mailing the Offering Documents, will be paid by you.

        3.    Accuracy of Documents. You represent and warrant to us that, as at the respective dates that the Offering Documents and Offering Materials are mailed to holders of Shares and filed with any regulatory authority, as the case may be, the Offering Documents and the Offering Materials as they may be amended or supplemented from time to time and any notice of change or notice of variation in respect thereof, comply and will comply with the Legislation, and do not and will not contain any untrue, inaccurate or misleading statement of a material fact or omit to state any material fact required to be stated therein or that is necessary to make the statements made therein not misleading in light of the circumstances in which they were made.

        4.    Material Changes. You agree that if, during the term of the Offer, there occurs any material change or event, actual or contemplated, or you discover any fact or information, which you believe is material or would require the making of any amendment, supplement or revision to the Offering Documents or the Offering Materials under the Legislation (an "Amendment"), you will (i) notify us in writing of the full particulars thereof, (ii) prepare, file and distribute such Amendment in the manner permitted or required pursuant to all applicable Legislation or pursuant to any order obtained by you from the relevant authorities and/or courts in that regard, and (iii) provide us with such numbers of copies of the Amendment as we may reasonably request.

        5.    Notice of Change to Offer. You will notify us promptly (i) if you withdraw, rescind or terminate the Offer, and (ii) if any regulatory authority or any court requests an Amendment, issues any comments or orders concerning the Offer or requests additional information regarding the Offering Documents or the Offering Materials.

        6.    Agents for Offer. You will appoint Computershare Trust Company of Canada as depository and paying agent (the "Agent") in connection with the Offer and you will supply the Agent with the necessary funds and necessary Class A Subordinate Shares of the Company required to effect payment for Shares under the Offer and the solicitation fees referred to in paragraph 9 below. In addition, you will instruct the Agent, to provide our designated employees on a daily basis with such information as we may reasonably request as to the Shares deposited and the names of the holders of such deposited Shares. The fees of such agent will be for your account.

        7.    Counsel to the Dealer Managers. With your prior consent, we will be entitled to retain counsel of our choice, experienced in these types of matters and reasonably acceptable to you, to assist us in the discharge of our duties hereunder, the full reasonable cost of which shall be payable by you upon presentation of invoices which include reasonable particulars of the services provided to us.

        8.    Expenses and Taxes. You will reimburse us for all reasonable out-of-pocket expenses incurred by us in connection with our engagement hereunder, including, but not limited to, advertising, printing, copying, courier, telecommunications, travel, entertainment, any other expenses and the fees and disbursements of experts retained by us, together with related Goods and Services Tax ("GST") and provincial sales taxes.

        Such reimbursements will be payable upon a request for payment thereof by us whether or not the Offer or any transaction contemplated by the Agreement is completed.

        All or part of the amounts payable under this Agreement may be subject to GST or provincial sales tax. Where such taxes are applicable, an additional amount equal to the amount of such taxes owing will be payable by you.

        9.    Solicitation Fee. You will pay a solicitation fee of $0.02 per Share purchased under the Offer to any member of the Soliciting Dealer Group (including us) whose name appears in the appropriate place on the Letter of Acceptance and Transmittal bearing a Canadian address in connection with any Shares so purchased, provided that the solicitation fee in respect of any single beneficial owner of Shares shall not be less than $85 (provided that such beneficial owner deposits a minimum of 1,000 Shares) or more than $1,500 per broker or dealer whose name appears in the appropriate place on the Letter of Acceptance and Transmittal. Where Shares deposited and registered in a single name are beneficially owned by more than one person, the $85 minimum and $1,500 maximum amounts shall be applied separately in respect of each beneficial owner. The solicitation fee payable in respect of any Shares tendered or deposited under the Offer not identified with a particular member of the Soliciting Dealer Group shall be payable to us as Dealer Managers. The solicitation fee shall be payable by you within 30 days of the date of payment for Shares taken up under the Offer. You may require any such member of the Soliciting Dealer Group to furnish evidence satisfactory to you of such beneficial ownership before payment of such fee. We will have the discretion to waive or determine any such fee in the event of any dispute over any matter relating thereto.

        10.  Use of the Dealer Managers' Advice. You acknowledge and agree that all written and oral opinions, advice, analysis and materials provided by us in connection with our engagement hereunder are intended solely for your benefit and for your internal use only in considering the proposed transaction and you covenant and agree that no such opinion, advice or material shall be used for any other purpose whatsoever or reproduced, disseminated, quoted from or referred to in whole or in part at any time, in any manner or for any purpose, without our prior written consent in each specific instance.

        Any advice or opinions given by the Dealer Managers hereunder will be made subject to and will be based upon such assumptions, limitations, qualifications and reservations as we, in our sole judgment, deem necessary or prudent in the circumstances.

        The Dealer Managers expressly disclaim any liability or responsibility by reason of any unauthorized use, publication, distribution of or reference to any oral or written opinions or advice or materials provided by us or any unauthorized reference to CIBC World Markets or Desjardins Securities or this engagement.

        11.  Indemnity. You agree to indemnify and save harmless each of the Dealer Managers, their respective affiliates and their respective directors, officers, employees, partners, agents, advisors and shareholders in accordance with Schedule A hereto, which Schedule forms part of this Agreement and the consideration for which is the entering into of this Agreement. Such indemnity (the "Indemnity") shall be in addition to, and not in substitution of, any liability which you or any other person may have to any of the Dealer Managers or other persons indemnified pursuant to the Indemnity apart from such Indemnity. The Indemnity shall apply to all services contemplated herein, including, without limitation, any "Additional Services" contemplated by paragraph 12 hereof.

        12.  Additional Services. If we are requested to perform services in addition to those described above, the terms and conditions relating to such services will be outlined in a separate letter of agreement and the fees for such services will be in addition to fees payable hereunder, will be negotiated separately and in good faith and will be consistent with fees paid to investment bankers in North America for similar services.

        13.  Term. This Agreement may be terminated by either you or us upon written notice, provided that it shall terminate upon the completion of the Offer. Your obligations pursuant to paragraphs 8, 9 10, 11, 14, 15 and 16 shall survive the completion of our engagement hereunder, the termination or purported termination of this Agreement, or the termination, expiry or withdrawal of the Offer.

        14.  Our Liability. We shall not be subject to any liability to you for any act or omission on the part of any broker or dealer, other than ourselves, or any bank, trust company or information agent, or any other person, and in soliciting or obtaining tenders of Shares, no broker, dealer, bank, trust company or information agent shall be deemed to be acting as our agent and we shall not be deemed to be their agent.

        15.  Advertisements. You agree, if so requested by us, to include a reference to us and our role in any press release or other public communication issued by you with respect to the Offer. If any transaction is successfully completed, and provided the Dealer Managers are not in breach of any material provision hereof, we shall be permitted to publish, at our own expense, such advertisements or announcements relating to the services provided hereunder in such newspaper or other publications as we consider appropriate subject to your prior written approval which should not be reasonably withheld.

        16.  Successors and Assigns. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns provided that no party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other.

        17.  Governing Law. This Agreement is made pursuant to and shall be construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein except for the provisions regarding the Indemnity which are made pursuant to and shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. You and we hereby submit to the non-exclusive jurisdiction of the courts of the Province of Quebec.

        18.  Acknowledgement of the Dealer Managers' Activities. You acknowledge that CIBC World Markets is a full-service securities firm engaged in foreign exchange and securities trading and brokerage activities as well as providing loans, investment banking and financial advisory services and that in the ordinary course of such activities, we and our affiliates may hold long or short positions, may trade or otherwise effect transactions for our own account or for the account of clients, in debt or equity securities or related derivative securities of yours, any target or any other company that may be involved in the transaction to which this engagement relates.

        Desjardins Securities is an investment dealer that provides the full range of products and services of an integrated brokerage firm to individuals, institutional investors and corporations. Its individual client segment is serviced by its full-service and discount (Disnat) brokerage divisions, while its Corporate Financing, Fixed-Income, and Institutional Sales divisions meet the needs of the corporate client segment. Its product and service offer is complemented by a research service, which regularly publishes in-depth analyses on stocks and market trends. In addition, Desjardins Securities has an active proprietary trading book that trades securities on behalf of Desjardins Securities that are issued by a wide range of public companies. In the ordinary course of its activities and subject always to compliance with applicable securities laws, Desjardins Securities may hold long or short positions, may trade or otherwise effect transactions for its own account or for the account of Desjardins Securities' clients, in debt or equity securities or related derivative securities of the company that may be involved in the transaction to which this engagement relates.

        19.  Notices. Any notice or other communication required or permitted to be given under this Agreement will be in writing and will be delivered to:

(a) in the case of the Company:	CGI GROUP INC. 130 Sherbrooke Street West 5th Floor Montreal, Quebec H3A 2M8 Attention: André Imbeau Facsimile No.: (514) 841-3299
(b) in the case of the Dealer Managers:	CIBC World Markets Inc. 600 de Maisonneuve Blvd. West Suite 3050 Montreal, Quebec H3A 3J2 Attention: Charles St-Germain Facsimile No.: (514) 847-6430
Desjardins Securities Inc. 1 Complexe Desjardins 29th Floor, South Tower Montreal, Quebec H5B 1J2 Attention: Jacques Lemay Facsimile No.: (514) 842-7975
with a copy to:	CIBC World Markets Inc. Robert J. Richardson Vice President and Group Head, Legal Facsimile No.: (416) 304-4573

        The parties may change their respective addresses for notices by notice given in the manner set out above. Any notice or other communication will be in writing, and unless delivered personally to the addressee or to a responsible officer of the addressee, as applicable, will be given by telecopy and will be deemed to have been given when (i) in the case of a notice delivered personally to a responsible officer of the addressee, when so delivered; and (ii) in the case of a notice delivered or given by telecopy, on the first business day following the day on which it is sent.

        20.  Use of Affiliates. In performing its responsibilities under this Agreement, the Dealer Managers may utilize the services of their respective affiliates provided that each of the Dealer Managers will be responsible to ensure that their affiliates comply with the terms of this Agreement. For the purposes of this Agreement, the terms "Dealer Managers", "us", "we", "our" and like expressions shall include such affiliates.

        21.  Language. The parties acknowledge that they have agreed that this Agreement and all documents under or in connection with this Agreement are to be prepared and executed in the English language only. Les parties aux présentes ont consenti à ce que la présente convention et tout document qui s'y rattache soient rédigés et souscrits en anglais seulement et s'en déclarent satisfaites.

        If the foregoing is in accordance with your understanding, please indicate your agreement to the above terms and conditions by signing the enclosed copy of this Agreement and returning the same to us.

Yours very truly,
CIBC WORLD MARKETS INC.

By:
Managing Director

DESJARDINS SECURITIES INC.

By:
Managing Director

The foregoing is in accordance with our understanding and is agreed by us as of the date first written above.

CGI GROUP INC.

By:
Name: André Imbeau
Title: Executive Vice President and Chief Financial Officer

SCHEDULE A
INDEMNITY

        In consideration for CIBC World Markets Inc. ("CIBC World Markets") and Desjardins Securities Inc. ("Desjardins Securities") accepting the engagement (the "Engagement") pursuant to the engagement letter (the "Agreement") to which this Schedule A is attached, the Company (as defined in the attached Agreement) agrees to indemnify and save harmless each of CIBC World Markets and Desjardins Securities, their respective affiliates and their respective directors, officers, employees, partners, agents, advisors and shareholders (collectively, the "Indemnified Parties" and individually, an "Indemnified Party") from and against any and all losses, claims, actions, suits, proceedings, damages, liabilities or expenses of whatsoever nature or kind (excluding loss of profits), including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings, investigations or claims and the reasonable fees, disbursements and taxes of their counsel in connection with any action, suit, proceeding, investigation or claim that may be made or threatened against any Indemnified Party or in enforcing this indemnity (collectively, the "Claims") to which an Indemnified Party may become subject or otherwise involved in any capacity insofar as the Claims relate to, are caused by, result from, arise out of or are based upon, directly or indirectly, the Engagement whether performed before or after the Company's execution of the Agreement and to reimburse each Indemnified Party forthwith, upon demand, for any legal or other expenses reasonably incurred by such Indemnified Party in connection with any Claim.

        In the event and to the extent that a court of competent jurisdiction in a final judgement that has become non-appealable determines that an Indemnified Party was grossly negligent or guilty of wilful misconduct in connection with a Claim in respect of which the Company has advanced funds to the Indemnified Party pursuant to this indemnity, such Indemnified Party shall reimburse such funds to the Company and thereafter this indemnity shall not apply to such Indemnified Party in respect of such Claim. The Company agrees to waive any right the Company might have of first requiring the Indemnified Party to proceed against or enforce any other right, power, remedy or security or claim payment from any other person before claiming under this indemnity.

        In case any action, suit, proceeding or claim is brought against an Indemnified Party or an Indemnified Party has received notice of the commencement of any investigation in respect of which indemnity may be sought against the Company, the Indemnified Party will give the Company prompt written notice of any such action, suit, proceeding, claim or investigation of which the Indemnified Party has knowledge and the Company will undertake the investigation and defence thereof on behalf of the Indemnified Party, including the prompt employment of counsel acceptable to the Indemnified Parties affected and the payment of all expenses. Failure by the Indemnified Party to so notify shall not relieve the Company of its obligation of indemnification hereunder unless (and only to the extent that) such failure results in forfeiture by the Company of substantive rights or defences.

        No admission of liability and no settlement, compromise or termination of any action, suit, proceeding, claim, or investigation shall be made without the Company's consent and the consent of the Indemnified Parties affected, such consents not to be unreasonably withheld. Notwithstanding that the Company will undertake the investigation and defence of any Claim, an Indemnified Party will have the right to employ separate counsel with respect to any Claim and participate in the defence thereof, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless:

          (a)  employment of such counsel has been authorized in writing by the Company;

          (b)  the Company has not assumed the defence of the action within a reasonable period of time after receiving notice of the claim;

          (c)  the named parties to any such claim include both the Company and the Indemnified Party and the Indemnified Party shall have been advised by counsel to the Indemnified Party that there may be a conflict of interest between the Company and the Indemnified Party; or

          (d)  there are one or more defences available to the Indemnified Party which are different from or in addition to those available to the Company;

        in which case such reasonable fees and expenses of such counsel to the Indemnified Party will be for the Company's account. The rights accorded to the Indemnified Parties hereunder shall be in addition to any rights an Indemnified Party may have at common law or otherwise.

        If for any reason the foregoing indemnification is unavailable (other than in accordance with the terms hereof) to the Indemnified Parties (or any of them) or is insufficient to hold them harmless, the Company will contribute to the amount paid or payable by the Indemnified Parties as a result of such Claims in such proportion as is appropriate to reflect the relative fault of the Company and the Indemnified Parties and such other equitable considerations as may be relevant.

        The Company hereby constitutes CIBC World Markets and Desjardins Securities as trustee for each of the other Indemnified Parties of the Company's covenants under this indemnity with respect to such persons and CIBC World Markets and Desjardins Securities agree to accept such trust and to hold and enforce such covenants on behalf of such persons.

        The Company also agrees that no Indemnified Party shall have any liability (either direct or indirect, in contract or tort or otherwise) to the Company or any person asserting claims on the Company's behalf or in right for or in connection with the Engagement, except to the extent that any losses, expenses, claims, actions, damages or liabilities incurred by the Company are determined by a court of competent jurisdiction in a final judgement that has become non-appealable to have resulted from the gross negligence or wilful misconduct of such Indemnified Party.

        The Company agrees to reimburse CIBC World Markets and Desjardins Securities monthly for the time spent by their respective personnel in connection with any Claim at their normal per diem rates. The Company also agrees that if any action, suit, proceeding or claim shall be brought against, or an investigation commenced in respect of the Company and personnel of CIBC World Markets and/or Desjardins Securities shall be required to testify, participate or respond in respect of or in connection with the Engagement, CIBC World Markets and/or Desjardins Securities (as the case may be) shall have the right to employ their own counsel in connection therewith and the Company will reimburse CIBC World Markets and/or Desjardins Securities (as the case may be) monthly for the time spent by their respective personnel in connection therewith at their normal per diem rates together with such disbursements and reasonable out-of-pocket expenses as may be incurred, including reasonable fees and disbursements of CIBC World Markets' and Desjardins Securities' counsel, provided that CIBC World Markets and Desjardins Securities shall be required to use the same counsel. In addition, CIBC World Markets and Desjardins Securities shall cooperate with the Company in managing their legal counsel with the objective of keeping such counsel's fees as low as reasonably practicable.

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  Exhibit 2.7
SCHEDULE A INDEMNITY